Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-158327 and 333-259486 on Form S-8 of our report dated June 26, 2024, with respect to the statements of net assets available for benefits of PVH Associates Investment Plan as of December 31, 2023 and 2022, the related statement of changes in net assets available for benefits for the year ended December 31, 2023, and the supplemental schedule as of December 31, 2023.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

June 26, 2024